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                                                                    EXHIBIT 99.2

FROM:                                   FOR:
Swenson NHB Investor Relations          Optical Sensors Incorporated
121 South Eighth St. Suite 1111         7615 Golden Triangle Drive
Minneapolis, Minn. 33402                Minneapolis, Minn. 33344
Contact: Doug Ewing (612) 371-0000      Contact: Wes Peterson, CFO
                                           (612) 944-5837

FOR IMMEDIATE RELEASE

 GRUPO CH-WERFEN, S.A., MAJORITY SHAREHOLDER OF INSTRUMENTATION LABORATORY, TO
            PURCHASE 441,000 SHARES OF OPTICAL SENSORS COMMON STOCK

MINNEAPOLIS, Jan. 15 -- Optical Sensors Inc. (Nasdaq: OPSI) said today that, concurrent with its previously announced worldwide distribution agreement with Instrumentation Laboratory Company (IL), Optical Sensors entered into an agreement under which Grupo CH-Werfen, S.A., the majority shareholder of IL's parent company, will purchase 441,203 shares of Optical Sensors' common stock.

The newly issued shares will be sold at a price of $5.00 per share which is equal to the closing price of Optical Sensors' common stock on Jan. 6, 1998, the last closing price prior to the signing of both agreements. The investment will represent 4.99 percent of Optical Sensors' common shares outstanding after the transaction is completed. All material conditions to the closing have been satisfied and the parties expect to close the transaction by the end of January.

On Jan. 7, 1998, Optical Sensors announced the formation of a seven-year partnership with IL under which IL will distribute the GEM(R) SensiCath(R) and GEM(R) OpticalCAM(TM), new members of the IL GEM(R) family of hospital point-of-care diagnostic products and an addition to IL's established line of critical care testing products. The distribution agreement gives IL exclusive worldwide distribution rights to SensiCath Sensors and nonexclusive worldwide distribution rights to the OpticalCAM arterial blood gas (ABG) instrumentation. IL, with total annual revenues of $260 million, is a leader in diagnostic critical care and hemostasis products worldwide.

Sam Humphries, president and CEO of Optical Sensors, said, "Our new strategic partnership with IL - one of the world's premier developers and distributors of diagnostic instrumentation - is a clear and bold step forward to cover all segments of the central lab, stat lab and point-of-care (POC) blood gas analyzer market with one organization, one product line, one market strategy and one clear source of supply.

"The $2.2 million equity investment by Werfen is highly important to Optical Sensors for two key reasons," Humphries continued. "First, the investment is a tangible expression of confidence in the long-term efficacy of our technology by the majority shareholder of IL's parent company.
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Second, it provides additional balance to our worldwide distribution agreement with IL, with its majority shareholder now positioned to benefit, as a shareholder of Optical Sensors, from the long-term success of that strategic partnership. Additionally, the funds provided by this investment will be helpful in supporting our planned ramp-up in production of the SensiCath Sensor and OpticalCAM instrumentation. We are very excited and pleased with the decision of Werfen to become an equity investor in Optical Sensors."

Grupo CH-Werfen, S.A., based in Barcelona, Spain, is the majority shareholder of Instrumentation Laboratory S.p.A. (Nasdaq: ILABY) of which IL is a wholly owned subsidiary. Instrumentation Laboratory is a worldwide developer, manufacturer and distributor of in vitro diagnostic instruments and related reagents, controls, other consumables and services for use primarily in hospitals and independent clinical laboratories. IL's product lines include critical care systems, hemostasis systems and clinical chemistry systems.

Optical Sensors, a development stage company, has developed the SensiCath(R) technology, a patient-attached, on-demand arterial blood gas (ABG) monitoring system, which provides precise, accurate and economical ABG results within 60 seconds without exposure to potentially infectious blood or depleting the patient's blood supply. Optical Sensors' Optical CAM(TM) ABG monitoring instrumentation, in conjunction with the SensiCath Sensor, provides a fully integrated system for measuring and monitoring arterial blood gas. The OpticalCAM operates either as a stand-alone system or can interface with other manufacturers' bedside monitoring equipment. For more information, please visit Optical Sensors' website at http://www.medicom.com/opsi.

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